Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITIL FILES FOR A CHANGE IN ELECTRIC DISTRIBUTION RATES FOR MASSACHUSETTS CUSTOMERS

JULY 15, 2013 Hampton, New Hampshire – Unitil Corporation (NYSE:UTL) (www.unitil.com) announced today that its Massachusetts electric distribution utility filed a rate case with the Massachusetts Department of Public Utilities (“Department”) requesting approval to change its electric distribution base rates.

Unitil requested an increase of $6.7 million in base distribution revenue effective June 1, 2014, or an 11.5 percent increase over total revenue of its Massachusetts electric utility. This filing is subject to review by the Department. If approved, the filing would provide for recovery of past deferred major storm restoration costs and funding for enhanced customer service and reliability initiatives. The filing also includes a proposal for a multi-year rate plan to provide for the recovery of costs associated with providing safe and reliable distribution service.

Separately, consistent with Department precedent for other utilities, the Company is also proposing to establish a major storm reserve fund to address the costs of future major storms and to eventually collect $2.8 million per year through a reconciling storm recovery adjustment factor. The Company proposed that the funding of the major storm reserve not commence until January 1, 2015 in order to coincide with expected reductions in the Company’s transition charge. After giving effect to the expected reductions in the Company’s transition charge through the end of 2014, total delivery revenues will decrease by $3.1 million or 5.3% of total revenue. Impacts on individual customers will vary depending upon rate class and usage characteristics.

“While the final order on this rate case is expected in mid-2014, Unitil’s transition rate, a holdover from the state’s move toward deregulation, is scheduled to drop off substantially by January 1, 2015,” Unitil Chairman and Chief Executive Officer Robert G. Schoenberger said. “The drop in transition charges will offset the proposed increases.”

6 Liberty Lane West

Hampton, New Hampshire 03842

www.unitil.com

Ph: 603-772-0775 Fax: 603-773-6605

About Unitil Corporation

Unitil Corporation provides for the necessities of life, safely and reliably delivering natural gas and electricity throughout northern New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to dependable, more efficient energy. Unitil is a public utility holding company with affiliates that include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Northern Utilities, Inc., and Granite State Gas Transmission, Inc. Together; Unitil Corporation’s operating utilities serve approximately 101,700 electric customers and 73,700, natural gas customers. Other subsidiaries include Unitil Service Corp. and Usource, a non-regulated business segment. For more information about our people, technologies, and community involvement please visit www.unitil.com.

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For more information please contact:

David Chong – Investor Relations

Phone: 603-773-6499

Email: chong@unitil.com

Alec O’Meara – Media Relations

Phone: 603-773-6404

Email: omeara@unitil.com